Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-177575 on Form S-3 and Registration Statement Nos. 333-65356, 333-161151 and 333-177572 on Form S-8 of our reports dated February 27, 2013, relating to the consolidated financial statements and financial statement schedules of Wisconsin Energy Corporation and subsidiaries, and the effectiveness of Wisconsin Energy Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 2012.

/s/DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 27, 2013